Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement is entered into between David Buchen (“Executive") and Amneal Pharmaceuticals LLC and Amneal Pharmaceuticals, Inc. ("Amneal" or the "Company") as of August 2, 2019 (the "Effective Date"). Capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Employment Agreement between Executive and the Company entered into as of December 28, 2018 (and effective as of January 1, 2019) ("Employment Agreement") as amended from time to time.

In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.Termination of Employment. Executive and Company hereby acknowledge and agree to the termination of Executive' s employment by the Company without Cause, effective as of the close of business on November 5, 2019 (the "Termination Date"). Unless the Termination Date is extended by the mutual agreement of Company and Executive, Executive will not be required to, and will not in fact, render any services on behalf of the Company after the Termination Date.

2.Severance Pay and Benefits. Subject to Executive's execution on or within forty-five (45) days following the Termination Date and Executive' s non-revocation thereof of the Release set forth in Attachment A (the “Release”), commencing on the Termination Date Executive shall receive the severance pay and benefits as set f011h in Section 4.4.2 or, as applicable, Section 4.4.3 of the Employment Agreement. If Executive's employment is terminated by reason of Executive's death or Disability prior to the Termination Date, Executive shall be entitled to the severance pay and benefits as set forth in Sections 4.4.2 or, as applicable, 4.4.3 of the Employment Agreement.

3.Resignation from Directorships and Company Positions. Effective as of the Termination Date, Executive agrees to and hereby does resign from any and all offices and directorships with the Company and all of its direct and indirect subsidiaries and affiliates ("Appointments"), and agrees to execute all documents reasonably requested by the Company to effectuate such resignations. In the event Company appoints a new Chief Legal Officer (or officer of similar• title) prior to the Termination Date, Executive shall, upon Company's request, resign from such Appointments prior to the Te1mination Date.

4.

Governing Law; Dispute Arising out of this Separation Agreement. Except to the extent governed by federal law, this Separation Agreement shall be governed by and construed under the laws of the State of Florida, without reference to Florida's choice of law principles. Any dispute or controversy arising out of or related to this Separation Agreement shall be resolved exclusively by final and binding arbitration to be conducted pursuant to Section 8.8 of the Employment Agreement.

5.

Modifications. This Separation Agreement may not be released, discharged, abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized officer of Amneal. Executive's or the Company' s failure to insist upon strict compliance with any provision of this Separation Agreement or the failure to asset1 any right that Executive or the Company may have under this Separation Agreement shall not be deemed a waiver of such provision or right or any other provision or right under this Separation Agreement. This Separation Agreement and the Employment Agreement contain and constitute the entire understanding and agreement of the patties with respect to the subject matter hereof.

6.Construction of Separation Agreement. The patties agree that there shall be no presumption that any ambiguity in this Separation Agreement is to be construed against the drafter.

DAVID BUCHEN	AMNEAL PHARMACEUTICALS, INC. AMNEAL PHARMACEUTICALS LLC

By: /s/ David BuchenBy: /s/ Nikita Shah

Print Name: David BuchenPrint Name: Nikita Shah

Date: August 2, 2019Date: August 2, 2019

ATTACHMENT A

RELEASE AGREEMENT

(Age 40 or Older)

In exchange for my receipt of the severance payments and benefits set forth in Sections

4.4.2 and 4.4.3 of my Employment Agreement, dated December 28, 2018 (as amended, my "Employment Agreement"), with Amneal Pharmaceuticals LLC (the "Company") and Amneal Pharmaceuticals, Inc. ("Parent"), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, I, on behalf of myself and my heirs, estate, successors and assigns, do hereby release and forever discharge the "Releasees" hereunder, consisting of the Company and Parent, and each of their subsidiaries and affiliates, and, in their capacity as such, each of their predecessors, successors, partners, directors, officers, employees, attorneys and agents, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys' fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, in connection with or arising under my employment with the Company and Parent (hereinafter called "Claims"), which I now have or have ever had against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date I sign this Release Agreement. The Claims released herein include, but are not limited to: (1) all claims arising out of or in any way related to my service or employment relationship with any of the Releasees or the termination of that relationship; (2) all claim s related to my compensation or benefits from the any of the Releasees, including salary, bonuses, commissions, Paid Time Off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Parent, the Company or any of their respective subsidiaries and affiliates (collectively, the "Group Entities"); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including (without limitation ) claims for discrimination, harassment, retaliation, attorneys' fees, and other claims arising under the Age Discrimination in Employment Act, as amended (the "ADEA''); Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Civil Rights Act of 1866; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; the False Claims Act, as amended; the Employee Retirement Income Security Act, as amended; the Fair Labor Standards Act, as amended; the Sarbanes-Oxley Act of 2002; the Worker Adjustment Notification and Retraining Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; retaliation claims under the New Jersey Workers' Compensation Law; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the Florida Workers' Compensation Retaliation provision; and the Florida Minimum Wage Act.

Notwithstanding the foregoing, this Release Agreement shall not be construed in any way to release any Claim (i) to payments and benefits under Section 4.4.2 and 4.4.3 of my Employment Agreement, (ii) to accrued or vested benefits I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with any Group Entity, (iii) for indemnification and/or advancement of expenses, arising under any indemnification agreement between me and any Group Entity (including the Employment Agreement) or under the bylaws, certificate of incorporation or other similar governing document of any Group Entity or to

Attachment APage 1

coverage under applicable directors' and officers' or other third party liability insurance policy(ies) maintained by the Company or any of its affiliates, (iv) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, (v) that arises after the date I execute this Release Agreement, or (vi) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

For the avoidance of doubt, nothing in this Release will be construed to prohibit me from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that I may not disclose information of the Releasees that is protected by the attorney-client privilege, except as otherwise required by law. I do not need the prior authorization of the applicable Releasee to make any such reports or disclosures, and I am not required to notify the applicable Releasee that I have made such reports or disclosures.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under my Employment Agreement for the waiver and release I run providing herein is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release Agreement; (b) I should consult with an attorney prior to signing this Release Agreement (although I may choose voluntarily not to do so); (c) I have 45 days to consider this Release Agreement (although I may choose voluntarily to sign this Release Agreement before the end of the 45-day period) and to return the signed Release Agreement to the Company; (d) I have seven days following the date I sign this Release Agreement (the "Revocation Period") to revoke the Release Agreement as described below; and (e) this Release Agreement shall not be effective until the date upon which the Revocation Period has expired, which shall be the eighth day after I sign this Release Agreement (the "Effective Date"). I understand and agree that if I choose to revoke this Release Agreement, I must deliver notice of such revocation in writing, by personal delivery, email or mail, to Nikita Shah, Chief Human Resources Officer NShah@AmneaJ.com), at the Company, 400 Crossing Boulevard, Bridgewater, NJ, 08807, no later than 5:00 p.m. Pacific Time on the last day of the Revocation Period. If mailed, the revocation must be properly addressed and postmarked no later than the last day of the Revocation Period.

I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of myself or any other person or entity, against any of the Releasees. I agree that l will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential claim or cause of action of any kind against the Releasees and I shall not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law. Notwithstanding the foregoing, I retain the right to file a charge with the Equal Employment Opportunity Commission and equivalent federal, state and local agencies, and to cooperate with investigations by any such agencies.

I acknowledge and represent that I have not suffered any discrimination or harassment by any of the Releasee s on account of race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, veteran status, medical condition or any

Attachment A - Page 2

other characteristic protected by applicable law. I acknowledge and represent that 1 have not been denied any leave, benefits or rights to which I may have been entitled under the FMLA or any other federal or state law, and that I have not suffered any job-related wrongs or injuries for which I might be entitled to compensation or relief. I further acknowledge and represent that, other than the benefits that will be provided to me pursuant to Sections 4.4.2 and 4.4.3 of my Employment Agreement, I have been paid all wages, bonuses, compensation, benefits and other an10unts that any of the Releasees has ever owed to me, and I am not entitled to any additional compensation, severance or benefits after the date on which my employment with the Group Entities terminated, with the sole exception of any benefit the right to which has vested under the express terms of a Group Entity benefit plan document.

In addition, I hereby acknowledge my continuing obligations under my Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement with the Company and under Section 6 of the Employment Agreement, including (without limitation) my obligations not to use or disclose any proprietary or confidential information of the Group Entities. Notwithstanding anything herein or in my Employee Confidentiality, Non-Solicitation and Ownership of Inventions Agreement with the Company, I acknowledge and I agree that, pursuant to 18 USC Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of repo1ting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I agree that if I commence any suit arising out of, based upon, or relating to any of the Claims released under this Release Agreement, then I will pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys' fees incurred by the Releasees in defending or otherwise responding to such suit; provided, that, this paragraph shall not apply with respect to any compulsory counterclaims within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, asserted by me against the Releasees bringing claims against me.

I agree that if any provision of this Release Agreement is dete1mined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law. I understand that this Release Agreement, together with my Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Parent, the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by Parent or the Company that is not expressly stated therein.

I acknowledge that in order for this Release Agreement to become effective, I must sign this Release Agreement and return it by email or mail to Nikita Shah, Chief Human Resources Officer NShah@Amneal.com), at the Company, 400 Crossing Boulevard, Bridgewater, NJ, 08807, on or within 45 days after the date on which my employment terminated, and I must not exercise my right to revoke the Release Agreement as described above.

Attachment A - Page 3

I have carefully read and fully understand this Release Agreement, and agree to be bound by its terms.

Printed Name:

Signature:

Date:

Attachment A - Page 4